Exhibit 4.3
CONFIDENTIAL SETTLEMENT AGREEMENT
This Confidential Settlement Agreement (the “Agreement”) is entered into on this the 22nd day of September, 2008 (the “Effective Date”), by and between Texas Capital Bank, National Association, as Administrative Agent (the “Agent”) and Amegy Bank, N.A., Bank of Oklahoma, N.A., Texas Capital Bank, National Association, Compass Bank, and Amarillo National Bank (collectively, the “Lenders”) on the one hand, and Home Solutions of America, Inc., Cornerstone Marble & Granite, Inc., Fiber-Seal Systems, L.P., Fireline Restoration, Inc., Evenflow Funding, LLC, Home Solutions Restoration of Louisiana, Inc., Southern Exposure Unlimited of Florida, Inc., S.E. Tops of Florida, Inc., FSS Holding Corp., Southern Exposure Holdings, Inc., and Michael J. McGrath, Jr. (collectively, the “Credit Parties”) on the other hand (the Agent, the Lenders, and the Credit Parties, collectively the “Parties”) for the purposes and considerations set forth below:
WHEREAS, on or about November 1, 2006, Home Solutions of America, Inc., the Agent, and certain of the Lenders entered into the Credit Agreement dated as of November 1, 2006 (as it may be amended from time to time, the “Credit Agreement”);
WHEREAS, on or about February 6, 2008, certain of the Parties entered into a Forbearance Agreement (as subsequently amended by Amendment No. 1 to Forbearance Agreement dated as of June 3, 2008 and Amendment No. 2 to Forbearance Agreement dated as of June 27, 2008, the “Forbearance Agreement”) pursuant to which the Lenders agreed to forbear for a specific period of time from exercising their rights and remedies under the Loan Documents with respect to certain then-existing Events of Default to the extent the Credit Parties performed certain obligations;
WHEREAS, the Credit Parties are currently in default under the Credit Agreement, the Loan Documents, and the Forbearance Agreement; and
WHEREAS, the Agent and the Lenders, on the one hand, and the Credit Parties, on the other hand, wish to avoid the distraction, cost and uncertainty associated with litigation and fully and finally settle all claims and issues between them relating to or arising in connection with the Credit Agreement, the Forbearance Agreement, the Loan Documents, the July 1, 2008 Evenflow Funding, LLC/Michael J. McGrath, Jr. letter agreement and all matters associated therewith.
THEREFORE, in consideration of the mutual promises, covenants, representations, agreements, and warranties contained in the Agreement, and for other good and valuable consideration which is expressly recognized by the Parties, the Parties agree as follows:
TERMS
1.	On or before the Effective Date, Home Solutions of America, Inc. shall:
a)	Pay (or have paid) to the Agent $1,175,000 (the “Settlement Payment”); and
b)
Issue to the Agent a total of 2,100,000 warrants to purchase shares of Home Solutions of America, Inc.’s common stock at an exercise price of $.01 per share. The warrants shall become exercisable as follows: (i) 700,000 warrants become exercisable on March 1, 2009, (ii) 700,000 warrants become exercisable on September 1, 2009, and (iii) 700,000 warrants become exercisable on March 1, 2010 (collectively, the “Warrants”); provided, however, that the Parties agree and acknowledge that the requirement set forth in this Paragraph 1(b) shall replace the requirement by Home Solutions of America, Inc. to issue to the Agent the warrants in the manner set forth in Paragraph 7 of Amendment No. 1 to the Forbearance Agreement.

c)
By its signature below, (i) the Agent acknowledges receipt of the Settlement Payment and the Warrants and, pursuant to Paragraph 3 hereof, the LOC funds and (ii) acknowledge that it holds the Warrants in its capacity as agent for the Lenders. The Parties acknowledge and agree that the Warrants may be transferred to individual lenders and/or West Texas National Bank at a later time, and no Credit Party will require a legal opinion pursuant to Section 6.c of the Warrant Agreement dated as of even date herewith in connection with such transfers.

d)
The Agent and the Lenders agree and acknowledge that the accrual of interest on the Credit Parties’ outstanding obligations under the Credit Agreement, the Forbearance Agreement and the Loan Documents was suspended effective September 12, 2008, and that all outstanding interest is being satisfied through the Settlement Payment.

2.
Within three (3) Business Days after receipt thereof, Home Solutions of America, Inc. shall remit or cause to be remitted to the Agent any proceeds, net of reasonable collection expenses, received by Home Solutions of America, Inc. and/or any or all of the Credit Parties on account of, or in connection with (a) claims, demands, or suits of any kind asserted by Home Solutions of America, Inc. or its Subsidiaries or affiliates against Mr. Brian Marshall (“Marshall”) and/or any entities related to or affiliated with Marshall or by which Marshall was employed in any capacity and (b) receivables from any related party, including, without limitation, receivables booked by Marshall on Home Solutions of America, Inc.’s or its Subsidiaries’ or affiliates’ books and records (collectively (a) and (b), the “Marshall Claim”); provided, however, that the proceeds relating to or arising from the matters referenced in Paragraphs 2(a) and 2(b) above shall not include any uncollected FIGA Receivables as such term is defined in the Forbearance Agreement. The Credit Parties’ obligations and commitments under the Agreement are secured by the Marshall Claim, which shall constitute “cash collateral” (as such term is used in 11 U.S.C. § 363(a)) of the Agent and the Lenders in any bankruptcy case filed by or against any or all of the Credit Parties pursuant to title 11 of the United States Code to the extent contemplated by 11 U.S.C. § 363(a).

3.
Michael J. McGrath, Jr. shall, on or before the Effective Date, directly, through or on behalf of EvenFlow Funding, LLC, provide $2,000,000 in immediately available funds (the “LOC Funds”) to the Agent to cash secure Home Solutions of America, Inc.’s Letter of Credit 676 which was issued by Texas Capital Bank, National Association on November 1, 2006 (the “Letter of Credit”). Agent, on or prior to the Effective Date, has placed the LOC Funds in Certificate of Deposit Account Number 1116000569 at Texas Capital Bank, National Association in the name of EvenFlow Funding, LLC (with any renewals or extensions thereof, collectively, the “LOC Account”). Michael J. McGrath, Jr. or EvenFlow Funding, LLC shall be listed and remain to be listed as the designated beneficiary of the LOC Accounts; provided that Michael J. McGrath, Jr. and EvenFlow Funding, LLC shall not withdraw any funds from the LOC Account or transfer, assign, sell, encumber, pledge or otherwise dispose of their interest in the LOC Account unless and until the Letter of Credit is fully released. The Credit Parties, including EvenFlow Funding, LLC, and Michael J. McGrath, Jr. hereby grantss Agent

CONFIDENTIAL SETTLEMENT AGREEMENT

(a) a security interest in such LOC Account solely to secure amounts that Agent may be required to pay pursuant to the terms of the Letter of Credit (the “LOC Indebtedness”), and (b) the right to take funds directly from such LOC Account and apply such funds to the LOC Indebtedness. Parties hereto, including Michael J . McGrath, Jr . and EvenFlow Funding LLC, hereby acknowledge and agree that Texas Capital Bank, National Association has“control” of the LOC Account pursuant to §9 .104(a) of the Uniform Commercial Code to the extent the LOC Account constitutes a deposit account . The Parties hereto, including Michael J. McGrath, Jr. and EvenFlow Funding LLC, authorize Texas Capital Bank, National Association to file one or more UCC financing statements with regard to the LOC Account in connection with the security interest gtanted therein pursuant to this Agreement. At the request of Texas Capital Bank, National Association, the Credit Parties, including, Michael J . McGrath, Jr. and Evealow Funding LLC, agree to sign all other documents that are necessary to perfect, protect and continue Texas Capital Bank, National Association’s security interest in the LOC Account . The Credit Parties, including Michael J . McGrath, Jr. and EvenFlow Funding LLC, irrevocably appoint Texas Capital Bank, National Association to execute such documents as may be necessary to transfer title in the LOC Account should Texas Capital Bank, National Association pay the LOC Indebtedness, to the extent necessary to pay or cover any draw or obligations under the Letter of Credit . To the extent permitted by law, Texas Capital Bank, National Association reserves all rights of setoff with regard to the LOC Account with regard to the LOC Indebtedness . Within ten (10) Business Days of the release and return of the Letter of Credit, all rights of the Agent pursuant to this Paragraph 3 shall terminate and Agent shall promptly pay all amounts remaining in the LOC Account (including, without limitation, all interest accrued thereon) to Michael J. McGrath, Jr. or EvenFlow Funding, LLC, as Michael J . McGrath, Jr. may direct in writing.

4.
Effective as of the Effective Date, the Agent and the Lenders hereby release and terminate all security interests, pledges, guarantees and UCC-1s securing the obligations of any or all of the Credit Parties under the Credit Agreement, the Forbearance Agreement and the Loan Documents (and hereby authorize the Credit Parties to make any filings as are necessary to effect the foregoing), provided, however, that such release shall not extend to any security interest that the Agent or the Lenders may have in the Marshall Claim. The Agent hereby assumes the obligations of the Lenders with respect to the Letter of Credit.

5.
Effective ninety-one (91) days from the Effective Date (such ninety-one day period commencing on the Effective Date, the “Ninety-One Day Period”), the Agent and the Lenders, on behalf of themselves, their subsidiaries, affiliates, parent entities, officers, directors, shareholders, employees, agents, and their respective predecessors, successors, and assigns hereby completely and forever discharges, releases, and acquits each of the Credit Parties and their predecessors and successors, and the Credit Parties and their predecessors’ and successors’ current and former stockholders, members, agents, assigns, officers, directors, managers, employees, representatives, attorneys, trustees, partners, subsidiaries, parent entities, affiliates, and all other of the Credit Parties’ representatives from and against any and all claims, issues, demands, damages, grievances, violations, complaints, liabilities, debts and/or causes of action of any kind whatsoever (other than claims, issues, demands, damages, grievances, violations, complaints, liabilities, debts and/or causes of action of any kind whatsoever (other than for the matters expressly set forth in this Agreement, which include, without limitation, the obligations of the Credit Parties (as applicable) with respect to the Warrants, the Letter of Credit, the LOC Account, and

CONFIDENTIAL SETTLEMENT AGREEMENT

the Marshall Claim), including, but not limited to, costs, expenses, and legal fees, whether arising in contract, in tort, by statute, by regulation, at law, in equity, or otherwise, and whether fixed or contingent, known or unknown, actual or potential, and/or asserted or not, even though unknown or unsuspected, including, but not limited to, those claims, issues, demands, damages, grievances, violations, complaints, liabilities, debts and/or causes of action that are based on or relate in any way whatsoever to the Credit Agreement, the Forbearance Agreement, the Loan Documents, and/or the July 1, 2008 EvenFlow Funding, LLC/Michael J . McGrath, Jr. letter agreement, or otherwise (except for the Letter of Credit and LOC Account). As soon as practicable after the Effective Date, but in no event later than 17 days after the Effective Date, the Agent shall file a voluntary dismissal WITHOUT PREJUDICE of the lawsuits previously filed by the Agent against certain of the Credit Parties in Texas state court (collectively, the “Existing Litigation”); provided, however, that (i) from and after the Effective Date and through and including the last day of the Ninety-One Day Period, any and all statute of limitations or statute of repose shall be and are tolled and stayed in their entirety to the extent they relate to or concern in any way the Existing Litigation and/or the claims and/or causes of action asserted or assertable by the Agent or Lenders in the Existing Litigation and (ii) the Credit Parties agree, warrant, and acknowledge that any defenses, causes of action, and/or claims based on the passage of time (laches, waiver, estoppel, statute of limitations, statue of repose, prejudice, or any other defenses or claims based on the passage of time) during or related to the Ninety-One Day Period are hereby forever and completely waived and relinquished and shall not be used or asserted by any Credit Party against, or in defense of or response to, any claim, case, proceeding, action, cause of action, or lawsuit by the Agent or Lenders that relates to or concerns in any way the Existing Litigation and/or the claims asserted or assertable by the Agent or Lenders in the Existing Litigation. No act or omission of the Agent and Lenders prior to the Effective Date in connection with or relating to the Existing Litigation, including, but not limited to, commencement and service of the Existing Litigation, shall constitute a breach of the Agreement by the Agent and/or the Lenders. During the Ninety-One Day Period, the Agent and the Lenders shall forbear from exercising any rights or remedies under the Credit Agreement the Forbearance Agreement, the Loan Documents, and/or the July 1, 2008 EvenFlow Funding, LLC/Michael J. McGrath, Jr. letter agreement and the obligations of the Credit Parties thereunder shall be suspended during the Ninety-One Day Period; provided, however, that nothing herein shall preclude the Agent or the Lenders from exercising (including during the Ninety-One Day Period) any rights or remedies they may have with respect to the Warrants, the Letter of Credit, the LOC Account, and the Marshall Claim. At the expiration of the Ninety-One Day Period, all Claims will be fully and finally discharged and released (as is more particularly described in Paragraph 5 hereof) without further action by any of the Parties ; and the Agent and the Lenders shall take such actions as are necessary to dismiss the Existing Litigation with prejudice.

6.
Notwithstanding anything to the contrary, if for any reason whatsoever (a) during the Ninety-One Day Period, any or all of the Credit Parties fail to perform or satisfy any or all of their obligations, debts, payments, and commitments as specifically and expressly provided for and required by the Agreement or (b) any voluntary or involuntary insolvency proceeding (including, but not limited to, any proceeding before any court or other governmental authority in any jurisdiction relating to bankruptcy, reorganization, insolvency, arrangement, liquidation, receivership, dissolution, winding-up of debtors, assignment for the benefit of the creditors or similar arrangement for creditors) is commenced by or against any Credit Party during the Ninety-One Day Period, then Paragraph 5 of the Agreement shall be and is null and void, shall be and is struck from the Agreement, and shall be unenforceable in its entirety, and the Agent and Lenders shall retain, maintain, possess, and hold all rights, claims, causes of action, and remedies against the Credit Parties, including, but not limited to, under the Credit Agreement, the Loan Documents, the Agreement, the Forbearance Agreement, the July 1, 2008 Evenflow Funding, LLC/Michael J. McGrath, Jr. Funding Commitment, the Letter of Credit, the LOC Account or otherwise.

CONFIDENTIAL SETTLEMENT AGREEMENT

7.
Each Credit Party hereby represents, agrees, and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent that any Credit Party may have or claim to have against the Agent or any Lender or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors, predecessors, and assigns, which might arise out of or be related to or connected with any act of commission or omission of the Agent or Lenders existing or occurring on or prior to the date of the execution of the Agreement, including, without limitation, any claims arising with respect to the Credit Agreement, the Forbearance Agreement, the Loan Documents, the July 1, 2008 Evenflow Funding, LLC/Michael J. McGrath, Jr. letter agreement, or otherwise. In furtherance of the foregoing, each Credit Party, on behalf of themselves, their subsidiaries, affiliates, parent entities, officers, directors, shareholders, employees, agents, and their respective predecessors, successors, and assigns hereby completely and forever discharges, releases, and acquits the Agent and the Lenders, the Agent’s and Lenders’ predecessors and successors, and the Agent’s and Lenders’ and their predecessors’ and successors’ current and former stockholders, agents, assigns, officers, directors, employees, representatives, attorneys, trustees, partners, subsidiaries, parent entities, affiliates, and all other of the Agent’s and Lenders’ representatives from all claims, issues, demands, damages, grievances, violations, complaints, liabilities, and/or causes of action of any kind whatsoever (other than for the matters expressly set forth in this Agreement), including, but not limited to, costs, expenses, and legal fees, whether arising in contract, in tort, by statute, by regulation, at law, in equity, or otherwise, and whether fixed or contingent, known or unknown, actual or potential, and/or asserted or not, even though unknown or unsuspected, including, but not limited to, those claims, issues, demands, damages, grievances, violations, complaints, liabilities, and/or causes of action that are based on or relate in any way whatsoever to the Credit Agreement, the Forbearance Agreement, the July 1, 2008 Evenflow Funding, LLC/Michael J. McGrath, Jr. letter agreement, the Loan Documents, or otherwise.

8.
Each Credit Party further agrees forever to refrain from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding against the Agent or any Lender with respect to any and all claims released in the Agreement, including demands or causes of action brought pursuant to or under chapter 5 of the Bankruptcy Code.

CONFIDENTIALITY
9.
The Credit Parties and their representatives shall maintain in strict confidence the Agreement, the existence of the Agreement and its terms, the negotiation of the Agreement and its terms, and all matters relating to the Agreement and its contents and they shall not disclose the Agreement or its contents to any party, person, or entity, except as may be expressly allowed by the Agreement or required by governmental regulation or court order, and shall take all reasonable and necessary actions to prevent the disclosure of the Agreement or its terms. The Credit Parties understand, agree, and acknowledge that any breach of this provision is a material breach of the Agreement. The Credit Parties understand, agree, and acknowledge that this provision is a material inducement to the Agent and the Lenders entering into the Agreement. Additionally, the Credit Parties understand, agree, and acknowledge that the Agent and/or the Lenders may seek a temporary retraining order to enforce this paragraph without posting a bond. This provision shall not prohibit the use of the Agreement as evidence in a lawsuit to enforce the terms of the Agreement.

CONFIDENTIAL SETTLEMENT AGREEMENT

10.
Should the Credit Parties be required or compelled to file the Agreement in any forum, they shall file the Agreement and any documents or filings regarding the terms of the Agreement under seal or in a similar manner so as to protect their confidentiality and not place them in the public record or domain. If the Credit Parties receive a request or demand for the Agreement or its contents, they shall immediately, and in no case in less than ten (10) days from receipt of the request, notify the Agent in accordance with Paragraph 30 of the Agreement. Notwithstanding anything to the contrary, the Agreement shall not prohibit any necessary disclosure of the Agreement (a) pursuant to State or Federal securities laws or the rules or regulations of a securities exchange, (b) to the Parties’ accountants, bookkeepers, attorneys, employees, or tax consultants, (c) as required by law or (d) in connection with the enforcement of the Agreement or the exercise any rights hereunder.

WARRANTIES AND REPRESENTATIONS
11.	The Parties and their undersigned representatives hereby warrant and represent that they are authorized to bind the persons and entities on whose behalf they enter into the Agreement.
12.	The Parties each warrant and represent that they are legally competent to execute the Agreement.
13.
The Parties each warrant and represent that they own the claims, liabilities, and causes of action they have released herein and that they have not assigned, transferred, conveyed, pledged, or in any way encumbered any claim, damage, liability, or cause of action they have released herein.

14.
The Parties each warrant and represent that they are fully authorized to execute the Agreement without the necessity of obtaining the consent of any other party, entity, or person and that no other person or entity needs to be joined in the Agreement in order to accomplish the Agreement’s purpose and intent. The individuals executing the Agreement on behalf of each Party warrant and represent by their signatures that they are duly authorized to execute and deliver the Agreement, and that by executing the Agreement they bind the Party for who they are signing.

15.	The Parties each warrant and represent that they have had reasonable time to consult with their attorneys and have consulted with their attorneys before executing the Agreement.
16.	The Parties each warrant and represent that they have read the Agreement, that they understand the Agreement, and that they freely and voluntarily entered into the Agreement.
17.
The Parties each warrant and represent that no promise, agreement, representation, or statement not explicitly and expressly contained in the Agreement has been made or relied upon by any of the Parties in entering the Agreement.

CONFIDENTIAL SETTLEMENT AGREEMENT

18.
The Parties each warrant and represent that they entered the Agreement with full and complete knowledge of its contents and the effects thereof and are solely motivated by their own free will and accord.

19.
The Parties each warrant and represent that they will cooperate fully in executing, preparing, and filing any and all documents that may be necessary or appropriate to give full force and effect to the Agreement.

MERGER/NO OTHER AGREEMENTS
20.
The Credit Parties, on the one hand, and the Agent and the Lenders, collectively on the other hand, each warrant, represent and covenant that they understand and know that the Agreement supersedes (except to the extent otherwise provided in the Agreement) all prior agreements or understandings, written or oral, between the Parties with respect to the matters contained herein (including, without limitation, the Credit Agreement, the Forbearance Agreement, the Loan Documents and the July 1, 2008 Evenflow Funding, LLC/Michael J. McGrath, Jr. letter agreement), and constitutes the entire understanding of the Parties with respect to the matters contemplated hereby, and that there were no inducements, representations, warranties, or statements that do not appear within the terms and provisions of the Agreement. For the avoidance of doubt, the obligations of Home Solutions of America, Inc. to EvenFlow Funding, LLC/Michael J. McGrath, Jr. under the July 1, 2008 remain in full force and effect.

MISCELLANEOUS
21.	The Parties each understand, agree, and acknowledge that the Agreement’s terms are contractual and not mere recitals.
22.
The Parties each understand, agree, and acknowledge that the Agreement may not be orally modified, amended, waived, or terminated. No modification, amendment, termination, or claimed waiver of the Agreement or of its provisions shall be binding unless made in writing and signed by each of the Parties.

23.
The Parties each understand, agree, and acknowledge that none of the Parties have made any representations or statements to the others regarding the taxable or nontaxable status of any and all consideration exchanged or paid pursuant to the Agreement.

24.	The Parties each understand, agree, and acknowledge that the Agreement is entered into in good faith and for no collusive purpose.
25.
The headings inside the Agreement have been inserted for convenience of reference only, are not intended to be considered part of the Agreement, and shall not affect in any way the meaning, terms, and/or interpretation of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

26.
The Parties each understand, agree, and acknowledge that all of the Parties shall be deemed the drafters of the Agreement and any ambiguity in or dispute regarding the interpretation of the Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party that causes the uncertainty to exist or against any party as the drafter.

CONFIDENTIAL SETTLEMENT AGREEMENT

27.
The Parties each understand, agree, and acknowledge that the Agreement shall inure to the benefit of and be binding upon the Parties hereto and their legal representatives, heirs, successors, and assigns.

28.	The Parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the terms and conditions of this Agreement.
29.
The Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to Texas’s rules concerning conflicts of laws. The Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against any or all of the Credit Parties under or in connection with any of the Loan Documents or the Agreement may be brought in any state or federal court in Dallas County, Texas. The Credit Parties each and all hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Subject to the express terms hereof, nothing in the Agreement shall affect the right of the Agent or Lenders to bring any action or proceeding against any or all of the Credit Parties or with respect to any of their property in courts in other jurisdictions. Any action or proceeding by any or all of the Credit Parties against the Agent and/or any of the Lenders shall be brought only in a court located in Dallas County, Texas.

30.
Any notices required by, or communication concerning, the Agreement shall be made by hand delivery or certified mail. Such notices shall be deemed to have been given upon such hand delivery or mailing. Such notice shall be hand delivered or mailed to:

If to the Agent: Texas Capital Bank 2100 McKinney, Suite 1225 Dallas, TX 75201 Attn: Bruce Shilcutt, SVP bruce.shilcutt@texascapitalbank.com	If to the Credit Parties (other than EvenFlow Funding, LLC lf Michael J. McGrath, Jr.): c/o Home Solutions of America, Inc. 1340 Poydras Suite 1800 New Orleans, LA 70112
If to EvenFlow Funding, LLC:

c/o Michael J. McGrath, Jr. 15 Hemlock Drive North Caldwell, NJ 07006

If to Michael J. McGrath, Jr.:

Michael J. McGrath, Jr. 15 Hemlock Drive North Caldwell, NJ 07006
Copy to the Parties’ attorneys does not constitute notice. If either party wishes to change the address above, such party shall send written notice via any of the above methods to the other party’s designee above, and provide a fax number and email address for the new designee.
CONFIDENTIAL SETTLEMENT AGREEMENT

31.
The Parties each understand, agree, and acknowledge that if any of the provisions, terms, or clauses of the Agreement are declared illegal, unenforceable, or ineffective in any forum, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms, and clauses of the Agreement shall remain valid and binding upon the Parties.

32.	The warranties, representations, and acknowledgments provided herein are done so by each Party upon its own behalf.
33.
The Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument. A facsimile signature of the Agreement shall be effective in all respects.

EXECUTED on the Effective Date.
[Signature Pages Follow]
CONFIDENTIAL SETTLEMENT AGREEMENT

HOME SOLUTIONS OF AMERICA, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

CORNERSTONE MARBLE & GRANITE, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

FIBER-SEAL SYSTEMS, L.P.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

FIRELINE RESTORATION, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

SOUTHERN EXPOSURE UNLIMITED OF FLORIDA, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer
CONFIDENTIAL SETTLEMENT AGREEMENT

S.E. TOPS OF FLORIDA, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

FSS HOLDING CORP.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

SOUTHERN EXPOSURE HOLDINGS, INC.
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

MICHAEL J. MCGRATH, JR.
By:	/s/ Michael J. McGrath
	Name:	Michael J. McGrath, Jr.

EVENFLOW FUNDING, LLC
By:	/s/ Michael J. McGrath
	Name:	Michael J. McGrath, Jr.
	Title:	Manager

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:	/s/ Bruce Shilcutt
	Name:	Bruce Shilcutt
	Title:	S.V.P
CONFIDENTIAL SETTLEMENT AGREEMENT

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Bruce Shilcutt
	Name:	Bruce Shilcutt
	Title:	S.V.P

AMEGY BANK, N.A., as Lender
By:	/s/ Edward E. Stringer
	Name:	Edward E. Stringer
	Title:	S.V.P

BANK OF OKLAHOMA, N.A., as Lender
By:	/s/ Paul D. Mesner
	Name:	Paul D. Mesner
	Title:	S.V.P.

COMPASS BANK, as Lender
By:	/s/ Mary Ellen Hensley
	Name:	Mary Ellen Hensley
	Title:	A.V.P

AMARILLO NATIONAL BANK, as Lender
By:	/s/ Buck Clary
	Name:	Buck Clary
	Title:	Vice President
CONFIDENTIAL SETTLEMENT AGREEMENT